UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 22, 2011 (August 19, 2011)

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6350 South 3000 East

Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On August 19, 2011 Overstock.com, Inc. (the “Company”) entered into (i) amendments (collectively, the “Amendments”) of (a) its Financing Agreement dated December 22, 2009  (the “Financing Agreement”) with U.S. Bank National Association (“U.S. Bank”), and (b) its Security Agreement with U.S. Bank (the “Security Agreement”) and (ii) related agreements described in the Amendments.

The Amendments (i) extend the facility’s stated termination date from October 2, 2011 to December 31, 2012, (ii) decrease the maximum amount potentially available under the Financing Agreement for cash-collateralized revolving loans and other financial accommodations from up to $10 million to up to $3 million, and (iii) increase the maximum amount potentially available under the Financing Agreement for advances supported by the Company’s non-cash collateral from up to $10 million to up to $17 million.  The maximum credit potentially available under the revolving facility remains unchanged at $20 million.  The Amendments also (i) specifically authorize the use of facility proceeds for the purpose of paying the Company’s outstanding Senior Convertible Notes due December 1, 2011, (ii) eliminate a floor under the minimum interest rate applicable to certain advances under the Financing Agreement, and (iii) make other immaterial amendments to the Financing Agreement, the Security Agreement and related instruments and agreements.

The Company’s obligations under the Financing Agreement and all related agreements are secured by all or substantially all of the Company’s assets, excluding its interest in certain litigation.  Subject to certain exceptions, the full amount of the revolving facility is expected to be available to the Company as long as $20 million is maintained on deposit with U.S. Bank.  The Company’s failure to keep at least $20 million on deposit in certain accounts with U.S. Bank would constitute a “triggering event” under the Financing Agreement.  As described in the Company’s prior reports, the Company is also a party to a Master Lease Agreement and a Financial Covenants Rider and related documents (collectively, the “Master Lease Agreement”) with U.S. Bancorp Equipment Finance, Inc. — Technology Finance Group (“Lessor”), an affiliate of U.S. Bank National Association, which requires the Company to maintain a minimum liquidity (defined as cash plus marketable securities) of $30 million in the aggregate (which amount includes any minimum liquidity required under the Financing Agreement) at all times on deposit with U.S. Bank National Association until all amounts owed under the Master Lease Agreement are paid in full.  The Master Lease Agreement provides that the Company is permitted to withdraw the funds on deposit with U.S. Bank National Association at the Company’s discretion, although its failure to maintain a minimum liquidity of $30 million would be an Event of Default under the Master Lease Agreement.  An Event of Default under the Master Lease Agreement would cause an Event of Default under the Financing Agreement.

The obligation of U.S. Bank to make advances under the Financing Agreement is subject to the conditions set forth in the Financing Agreement.  The other material terms of the Financing Agreement are described in the Company’s Report on Form 8-K filed on December 23, 2009; and the material terms of the Master Lease Agreement are described in the Company’s Report on Form 8-K filed on September 21, 2010.  Reference is hereby made to those filings and to the terms of the

Amendments, which are filed as exhibits to this Report on Form 8-K, for a more complete description of the terms of those agreements.

In addition to the transactions contemplated by the Amendments and the Financing Agreement, the Company is a party to the Master Lease Agreement described above, and uses or intends to utilize other commercial banking services from U.S. Bank or its affiliates, including treasury management services, investment management services, and purchase card services.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits.                10.1         First Amendment to Financing Agreement and Waiver dated as of August 19, 2011.

10.2         Revolving Note (Regular Advances) dated as of August 19, 2011.

10.3         Revolving Note (Cash Secured Advances) dated as of August 19, 2011.

This Form 8-K may include statements that are “forward-looking statements.” There are risks that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011, and any subsequent filings with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Stephen J. Chesnut
Senior Vice President, Finance and Risk
Management
Date: August 22, 2011